Interstate Distributor Co.
Financial Statements
December 31, 2016

Interstate Distributor Co.
Index
December 31, 2016

Page(s)
Report of Independent Auditors    1
Financial Statements
Balance Sheet    2
Statement of Operations and Comprehensive Loss    3
Statement of Changes in Equity    4
Statement of Cash Flows    5
Notes to Financial Statements    6 – 12

                2

Report of Independent Auditors
The Board of Directors
Interstate Distributor Co.

We have audited the accompanying financial statements of Interstate Distributor Co., which comprise the balance sheet as of December 31, 2016, and the related statements of operations and comprehensive loss, changes in equity and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Interstate Distributor Co. at December 31, 2016, and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

September 7, 2017

Interstate Distributor Co. Balance Sheet Year Ended December 31, 2016
(in thousands of dollars, except share and per share amounts)
Assets
Current assets
Cash and cash equivalents	$225
Accounts receivable (net of allowance of $363)	41,002
Due from related party	6,528
Prepaid expenses and other current assets	10,766
Total current assets	58.521
Property and equipment	220,443
Less: Accumulated depreciation and amortization	(77,400)
Net property and equipment	143,043
Other assets, net	5,815
Total assets	$207,379

Liabilities and Equity
Current liabilities
Accounts payable	$8,265
Accrued liabilities	21,713
Due to Parent	24,169
Current portion of long-term debt	13,891
Total current liabilities	68,038
Noncurrent liabilities
Long-term debt, less current portion	34,307
Other long-term liabilites	11,705
Total liabilities	114,050
Committments and contingencies (Note 8)
Equity
Common stock, $1 par value; 2,360 shares issued and outstanding	2
Additional paid-in capital	42,524
Retained earnings	50,712
Accumulated other comprehensive income	91
Total equity	93,329
Total liabilities and equity	$207,379

Interstate Distributor Co. Statement of Operations and Comprehensive Loss Year Ended December 31, 2016
(in thousands of dollars)

Revenue
Freight and other	$293,320
Fuel surcharges	31,750
325,070

Operating expenses
Wages, salaries and employee benefits	120,778
Fuel expense	40,773
Purchased transportation	60,009
Operating supplies and expenses	37,303
Depreciation and amortization	23,854
Operating taxes and licenses	13,963
Rent expense	17,181
Insurance and claims	14,949
328,810
Loss from operations	(3,740)
Interest expense, net	2,425
Net loss	(6,165)

Components of comprehensive income (loss)
Gain on interest rate swaps	119
Comprehensive loss	$(6,046)

Interstate Distributor Co. Statement of Changes in Equity Year Ended December 31, 2016
(in thousands of dollars)
				Accumulated
		Additional		Other
	Common	Paid-In	Retained	Comprehensive	Total
	Stock	Capital	Earnings	Income	Equity
Balance, January 1, 2016	$2	$42,524	$56,877	$(28)	$99,375
Comprehensive loss for 2016
Net loss	—	—	(6,165)	—	(6,165)
Other comprehensive loss:
Gain on interest rate swaps	—	—	—	119	119
Comprehensive loss					(6,046)
Balance, December 31, 2016	$2	$42,524	$50,712	$91	$93,329

Interstate Distributor Co. Statement of Cash Flows Year Ended December 31, 2016
(in thousands of dollars)

Cash flows from operating activities
Net loss	$(6,165)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	23,854
Loss on sales and disposals of assets, net	544
Changes in operating assets and liabilities:
Accounts receivable	(5,495)
Due from related party	(5,173)
Prepaid expenses and other assets	(1,345)
Accounts payable	(1,708)
Accrued expenses	1,377
Other long-term assets and liabilities	140
Net cash provided by operating activities	6,029
Cash flows from investing activities
Purchases of property and equipment	(34,035)
Proceeds from sales of assets	19,483
Net cash used in investing activities	(14,552)
Cash flows from financing activities
Principal payments on long-term debt	(24,300)
Borrowings on long-term debt	9,178
Net cash from Parent	23,642
Net cash provided by financing activities	8,520
Net decrease in cash and cash equivalents	(3)
Cash and cash equivalents
Beginning of year	228
End of year	$225
Supplemental disclosure of cash flow information
Cash paid for interest	$1,822
Financed additions to equipment	$9.155

Interstate Distributor Co.
Notes to Financial Statements
December 31, 2016                             (in thousands of dollars)

1. The Company
Interstate Distributor Co. (the “Company” or “Interstate”) is a wholly-owned subsidiary of Saltchuk Resources, Inc. (the “Parent” or “Saltchuk”).  The Company is primarily a short-to medium-haul, asset-based dry van truckload service carrier for major shippers primarily in the United States.  In addition to asset-based dry van service offerings the Company also offers asset-based temperature-controlled truckload services and non-asset-based freight brokerage services.

2. Significant Accounting Policies
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the disclosure of contingencies during the reporting period. Actual results could differ from management’s estimates and assumptions.
Revenue Recognition
The Company recognizes revenue upon delivery of goods to the customer. When the Company enters into arrangements with customers and evaluates revenue recognition criteria, it takes into consideration whether there is evidence of an arrangement, delivery, a fixed and determinable price, and whether collectability is reasonably assured.
Cash and Cash Equivalents
All highly liquid investments with original maturities of three months or less at the date of purchase are considered cash equivalents. Due to the short maturities of these investments, carrying values approximate market values. The Company had a book overdraft of $721 at December 31, 2016 with certain financial institutions and is presented as a component of Accounts Payable. At December 31, 2016, restricted and designated cash totaled $1,036 and was included in other assets, net. The restricted and designated funds represent deposits required by state agencies for self-insurance purposes and funds that are earmarked for a specific purpose and not for general business use. The Company periodically maintains balances exceeding federal insurance limits.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist principally of accounts receivable. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of entities comprising the Company’s customer base and the dispersion of customers across many different industries and geographic regions. The Company extends credit to its customers based upon an evaluation of customers’ financial condition and credit history and generally does not require collateral. The Company historically has incurred minimal credit losses.
Accounts Receivable
Accounts receivable are carried at original invoice amount less an estimate for doubtful accounts. Management determines the allowance for doubtful accounts by identifying uncollectible accounts and by using historical experience applied to an aging of accounts. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when cash is received.
Property and Equipment
Property and equipment are recorded at cost and are depreciated using the straight-line method over estimated useful lives of the assets that range from 3 to 30 years. Repairs and maintenance costs are expensed as incurred to operations, except for expenditures that materially increase the lives of assets are capitalized. When property or equipment is sold, retired, or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any gain or loss on the disposition is included in the statement of operations and comprehensive loss.
The Company assesses impairment for long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets’ carrying amount. An impairment is recognized to the extent carrying value exceeds fair value. The Company did not recognize any impairment in 2016.

Interstate Distributor Co.
Notes to Financial Statements
December 31, 2016                             (in thousands of dollars)

Intangible Assets
The Company’s intangible assets consist of tradename, trademarks and customer relationships. All intangible assets determined to have finite lives are amortized over their estimated useful lives. The useful life of an intangible asset is the period over which the asset is expected to contribute directly or indirectly to future cash flows. Intangible assets with indefinite lives are tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset may be impaired. Management determined that no impairment charge was required as of December 31, 2016.
Income Taxes
The Company is a Subchapter S Corporation and is considered a pass-through entity for federal income tax and most state income tax purposes. The Parent’s stockholders report their respective shares of the Company’s taxable income on their personal federal income tax returns.
Fair Value of Financial Instruments
As of December 31, 2016, the carrying value of cash, cash equivalents, accounts receivable, and accounts payable approximate fair value due to liquidity or short-term nature. There were no financial instruments with a carrying value materially different from fair value, based on quoted market prices, rates for the same or similar instruments, or internal valuation models.
Derivative Financial Instruments
Interstate had interest rate swap agreements with two of its banks with notional values of $10,619 and $5,958 which required payment of fixed rates in exchange for receiving the London Interbank Offered Rate (“LIBOR”) based variable rates. The Parent guaranteed the swap agreements. The purpose of the swaps was to hedge a portion of the floating rate exposure on term notes financing the purchase of two terminal facilities. The Company adopted hedge accounting treatment on both transactions. The fair value of the swaps is included in the balance sheet in accumulated other comprehensive loss and other assets as of December 31, 2016. The swaps were originally set to mature in 2022. In January 2017, both term notes were repaid and the swap agreements were settled.
Comprehensive Income
Comprehensive income consists of net loss and other gains and losses affecting equity that are excluded from net income. Accumulated other comprehensive income as of December 31, 2016 consists entirely of amounts associated with the gains on interest rate swap agreements.
Reserves for Outstanding Insurance Losses
Reserves for outstanding insurance losses are established in amounts sufficient to cover estimated incurred losses where the Company is self-insured up to established caps, primarily for auto liability and certain workers’ compensation claims. The estimates are based on individual cases for reported losses and past experience for losses incurred but not reported (“IBNR”). Reserves are reviewed by an independent actuary on a semi-annual basis. Management has used its best efforts to make a reasonable estimate of the reserves and believes the reserves are fairly stated. Changes in loss estimates resulting from ultimate payments are reflected in income in the periods in which the estimates are changed.
Recent Accounting Pronouncements
In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606). The new standard is effective for non-public companies for reporting periods beginning after December 15, 2018, with early adoption permitted for reporting periods beginning after December 15, 2016. The comprehensive new standard will supersede existing revenue recognition guidance and require revenue to be recognized when promised goods or services are transferred to customers in amounts that reflect the consideration to which the entity expects to be entitled in exchange for those goods or services. Adoption of the new rules could affect the timing of revenue recognition for certain transactions. The guidance permits two implementation approaches, one requiring retrospective application of the new standard with restatement of prior years and the other requiring prospective application of the new standard with disclosure of results under old standards. The Company is currently evaluating the impacts adoption will have on the financial statements.
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The new standard is effective for non-public companies for reporting periods beginning after December 15, 2019 and early adoption is permitted. The comprehensive

Interstate Distributor Co.
Notes to Financial Statements
December 31, 2016                             (in thousands of dollars)

new standard will amend and supersede existing lease accounting guidance and is intended to increase transparency and comparability among organizations by recognizing lease assets and liabilities on the balance sheet and requiring disclosure of key information about leasing arrangements. The guidance requires lessees and lessors to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The Company is currently evaluating the impacts adoption will have on the financial statements.
3. Financial Instruments
Assets and liabilities measured and reported at fair value are classified and disclosed in one of the following categories based on the lowest level of input significant to the fair value measurement in its entirety:
Level 1    Observable inputs that reflect quoted market prices (unadjusted) for identical assets or liabilities in active markets
Level 2    Inputs other than quoted market prices included in Level 1 that are observable for the asset or liability either directly or indirectly
Level 3    Unobservable inputs reflecting management’s own assumptions about the inputs used in pricing the asset or liability
Assets and Liabilities Measured at Fair Value on a Recurring Basis
The Company measures Level 2 interest rate swaps at estimated fair value. The fair value of the swaps is determined using the market standard methodology of netting the discounted future fixed cash payments (or receipts) and the discounted expected variable cash receipts (or payments). The variable cash receipts (or payments) are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves.
The following table summarizes the valuation of the Company’s assets and liabilities measured at fair value on a recurring basis using the fair value hierarchy levels as of December 31, 2016:

	Level 1	Level 2	Level 3	Net Balance
Interest rate swaps	$—	$91	$—	$91
4. Term Debt and Capital Lease Obligations
Term debt and capital lease obligations at December 31 consisted of the following:

Description	Interest Rate	Due Date	2016
Tractor and trailer loans	2.25% - 3.89%	2017-2022	31,604
Terminal facility loans	Variable	2022	16,577
Other obligations			17
Total obligations			48,198
Less: Current portion			(13,891)
Term debt and capital lease obligations, less current portion			$34,307
The Company has various financing arrangements for purchase of new tractors and trailers. The notes bear fixed interest rates ranging from 2.25% to 3.89%, are secured by the tractors and trailers, and mature between 2017 and 2022.
Term debt at December 31, 2016 includes debt on capital lease obligations of approximately $243. These obligations are secured by revenue and office equipment. At December 31, 2016, these revenue and office equipment had gross and accumulated depreciation values of $1,371 and $457, respectively. Monthly installment payments on capital lease

Interstate Distributor Co.
Notes to Financial Statements
December 31, 2016                             (in thousands of dollars)

obligations total $12 and are expected to be paid off in 2018. Amortization for these obligations is included in depreciation and amortization expense.
The Company borrowed and the Parent guaranteed notes from two banks to finance the acquisition of two terminal facilities. The notes’ floating interest rates were equal to LIBOR plus 2.50% to 2.74%. The notes were secured by the respective properties and hedged with two interest rate swap agreements. The Company repaid the respective notes and settled the swap agreements in January 2017.
Annual scheduled maturities for long-term debt and capital lease obligations for the five years beginning January 1, 2017 are as follows:

	Term debt	Capital lease obligations
2017	$13,756	135
2018	7,795	117
2019	6,876	—
2020	5,186	—
2021	5,270	—
Thereafter	9,063	—
Total minimum payments	$47,946	252
Less amount representing interest		(9)
Present value of minimum lease payments		$243
5. Property and Equipment
Property and equipment as of December 31, 2016 consisted of the following:

	Useful lives	Amount
Land		$18,198
Buildings and improvements	3 - 30	23,005
Tractors, trailers, and equipment	5 - 12	168,121
Software	3 - 5	11,119
		$220,443

Software		$11,119
Accumulated amortization		(5,069)
Software, net		$6,050

Property and equipment depreciation expense		$22,139
Software amortization expense		1,142
Intangible and other assets amortization expense		573
Total depreciation and amortization expense		$23,854
The Company owns certain revenue equipment that management has deemed available for sale as a result of its normal operating life-cycle. These assets are classified as other current assets and are expected to be sold within twelve months. No impairment charge has been recognized at December 31. Gross carrying value and accumulated depreciation for these assets at December 31 were $3,320 and $2,232, respectively.

Interstate Distributor Co.
Notes to Financial Statements
December 31, 2016                             (in thousands of dollars)

6. Intangible Assets
The Company’s intangible assets resulted from purchase accounting for Saltchuk’s acquisition of the Company in 2011. Customer relationships are amortized over a nine-year useful life and tradename and trademarks were determined to be indefinite lived. Intangible asset values as of December 31, 2016 were:

	Tradename and Trademarks	Customer Relationships	Total
Gross carrying amount	$2,182	$5,029	$7,211
Accumulated amortization	—	(3,143)	(3,143)
Intangible assets, net	$2,182	$1,886	$4,068
Amortization expense was $573 in 2016, of which the majority relates to intangible assets. Future minimum amortization expense is:

2017	$559
2018	558
2019	559
2020	210
2021	—
7. Employee Benefits
Healthcare Benefits Plan
The Company offers healthcare benefits to its employees through a self-insured plan managed by the Parent where the costs related to the Company’s employees are allocated to the Company. Net of employee premiums, these healthcare expenses for 2016 were $11,676. Healthcare insurance accruals reflect the estimated cost of health-related claims, including estimated expenses incurred but not reported. At December 31, 2016, the healthcare insurance accrual was $1,135 and included in accrued liabilities in the balance sheet.
401(k) Savings Plan
The Company maintains a defined 401(k) contribution benefit plan in which all employees are eligible to participate. Company contributions are 25 percent of an employee’s contributions for a maximum of up to six percent of the employee’s wages. The expense for this plan in 2016 was $686.
8. Commitments and Contingencies
Non-Cancellable Operating Leases
The Company is a party to non-cancellable operating lease agreements with varying expiration dates through 2025. Future minimum lease commitments for all such leases as of December 31, 2016 are payable as follows:

2017	$18,484
2018	14,890
2019	9,890
2020	7,667
2021	6,804
Thereafter	10,472
$68,207

Interstate Distributor Co.
Notes to Financial Statements
December 31, 2016                             (in thousands of dollars)

Rent expense for 2016 was $17,181.
Self-Insurance and Long-Term Claim Liabilities
Interstate maintains self-insured retention programs for auto liability and general liability coverage, and maintains self-insured and high deductible programs for workers’ compensation. Exposures are capped on a per occurrence basis through the purchase of excess coverage insurance from reputable insurance companies. Reserves under the self-insured programs are recorded at the estimated ultimate loss amounts, less amounts paid to date, based on the self-insured exposure limits under the program. Such accruals are based on aggregated individual case estimates, plus IBNR losses using loss development factors based on past experience and actuarial analysis. Interstate’s reserve balance for these self-insured retention programs as of December 31, 2016 was $16,706.
Contingent Liabilities and Other Matters
The Company is party to ordinary, routine litigation and administrative proceedings incidental to the business.  Liabilities for injuries to persons or property are in some instances covered by liability insurance, subject to various deductibles and self-insured retentions.  The Company is party to various wage and hours action matters relating to meal and rest period regulations in California and Washington.  Interstate has estimated the actual and potential liabilities related to these matters is approximately $4,382 and is included in accrued liabilities at December 31, 2016.  In the opinion of management, the potential exposure under pending legal proceedings is adequately provided for in the accompanying financial statements.

9. Related Party Transactions
The Company relies on funding from the Parent to meet short-term working capital needs, capital expenditures, and other obligations. The Company has a formal treasury agreement with the Parent that calls for interest to be incurred by either party on borrowings. As part of the treasury agreement, the Company has a financial covenant to maintain a maximum ratio of invested capital, as defined by the treasury agreement. The Company was not in compliance with this financial covenant as of December 31, 2016, but obtained a waiver of non-compliance from the Parent.
Cash held in the Company’s bank accounts are periodically transferred to the Parent. The amount Due to Parent in the balance sheet of $24,169 reflects the net of these activities over a period of time. The Company pays interest at the Prime rate on any balances owed the Parent, resulting in the recording of interest expense of $604 in 2016.
The Parent has provided guarantees to various lenders and lessors for indebtedness related to tractor and trailer purchases and leases, as well as two terminal facility loans.
The Company periodically provides services, primarily transportation, to other Parent company subsidiaries. The amount of revenue related to these services was $22,775 in 2016. Trade receivables of $5,845 were due from these companies as of December 31, 2016. In addition, the Company provided operations and administrative support to a Parent company subsidiary and was reimbursed $1,320 for those services. At December 31, 2016, this related party owed Interstate $6,528.
The Company periodically purchases goods and services, primarily fuel and lubricants, from other Parent company subsidiaries. Purchases totaled $741 for 2016, with payable balances of $103 as of December 31, 2016.
The Company is included as a party in the various employee health insurance policies maintained by the Parent. Total healthcare expenses related to these policies was $11,676 for the year ended December 31, 2016. Amounts are settled with the parent on at least an annual basis.
The Parent also manages various property, liability and workers’ compensation insurance plans for the Company. Total premiums and fees allocated to the Company for the year ended December 31, 2016 was $2,876 for these insurance plans.

Interstate Distributor Co.
Notes to Financial Statements
December 31, 2016                             (in thousands of dollars)

10. Subsequent Events
In preparing the financial statements, management has evaluated subsequent events and transactions through September 7, 2017, the date the financial statements were available to be issued.
In January 2017, the Company transferred the ownership of the land, buildings and improvements for three terminals to the Parent and repaid the related indebtedness on two of the properties. The assets were transferred at a net book value of $36,817, and the transaction decreased debt by $16,453. The properties were subsequently leased back to the Company.
Effective July 6, 2017, Interstate Distributor Co. was sold to Heartland Express, Inc. of Iowa, a wholly- owned subsidiary of Heartland Express, Inc., for $113 million, including approximately $94 million in cash for the equity, $23 million in assumption of the Company’s debt, and $4 million in acquired cash.